Exhibit 10.7

AMENDED AND RESTATED SUB-ADVISORY AGREEMENT

This AMENDED AND RESTATED SUB-ADVISORY AGREEMENT (the “Agreement”) is effective as of the IPO Date (as hereinafter defined), by and among American Farmland Advisor LLC (“AFA”), a Delaware limited liability company, Prudential Mortgage Capital Company, LLC (“Agricultural Sub-Adviser”), a Delaware limited liability company, and for the purposes of Sections 9(d) (Prudential Name), 10 (Confidentiality), 17 (REIT Status), 18 (Indemnification), 23 (Non-Solicitation), 25(o) (No Fiduciary Relationship) and 27 (Guarantee) only, American Farmland Company, a Maryland corporation (the “Company”), and for the purposes of Sections 1 (Appointment of Agricultural Sub-Adviser), 3 (Authority, Instructions and Decisions), 4 (Services), 5 (Compensation), 7 (Other Services), 9(d) (Prudential Name), 10 (Confidentiality), 18 (Indemnification), 19 (Expenses, Reimbursement), 23 (Non-Solicitation), 25(n) (Not a Partnership or Joint Venture), 25(o) (No Fiduciary Relationship) and 27 (Guarantee) only, American Farmland Company L.P., a Delaware limited partnership (collectively, the “Partnership”).  Terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 26 of this Agreement.

WHEREAS, the Company was organized to invest primarily in farmland property located in the United States;

WHEREAS, the Company conducts substantially all of its business through the Partnership, and the Company is a co-general partner of the Partnership and AFA is a co-general partner of the Partnership until the IPO Date, at which point the Company will be the sole general partner of the Partnership;

WHEREAS, pursuant to the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 9, 2009 (the “Partnership Agreement”), AFA currently renders investment advisory and management services to the Company and the Partnership, and, as of the IPO Date, AFA will render such services pursuant to an Advisory Agreement, dated in 2015, between the Partnership and AFA (the “Advisory Agreement”);

WHEREAS, AFA is desirous of appointing Agricultural Sub-Adviser as a sub-adviser to assist AFA with the Partnership’s farmland investments and investment portfolio and Agricultural Sub-Adviser has agreed to provide the asset acquisition, asset management, portfolio management, and other services set forth in this Agreement;

WHEREAS, pursuant to the Advisory Agreement, AFA has been granted the authority to retain and delegate to Agricultural Sub-Adviser the authority and responsibility set forth in this Agreement;

WHEREAS, the Company intends to become a public reporting company subject to the provisions of the Securities Exchange Act of 1934, as amended, and make an initial public offering (“IPO”) of its shares (the closing date of such IPO, the “IPO Date”); for the avoidance of doubt, the Agreement will not be effective until and unless the IPO Date occurs;

WHEREAS, contemporaneously with the IPO, the Partnership will acquire all of the interests in AFA from the current owners of AFA and AFA will become a wholly owned direct and indirect subsidiary of the Partnership on such date;

WHEREAS, Agricultural Sub-Adviser will receive a copy of the amended and restated Partnership Agreement for the Partnership that will be in effect as of and after the IPO Date and any registration statement or other placement memorandum of the Company, as they may be amended or supplemented from time to time (collectively, the “Offering Materials”), pursuant to which the Company is offering its securities, including shares of its common stock (each, an “Offering”); and

WHEREAS, the parties entered an original advisory agreement on September 8, 2009, as later amended on September 8, 2009, April 6, 2012 and December 1, 2013 (collectively referred to as the “Original Agreement”), and the parties now desire to amend and restate the Original Agreement in its entirety.

NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below.

1.                                      Appointment of Agricultural Sub-Adviser.

(a)                                 AFA hereby retains Agricultural Sub-Adviser to act as agricultural sub-adviser of AFA and to perform the services as set forth in Section 4 of this Agreement (the “Services”).  Agricultural Sub-Adviser undertakes to provide Services hereunder in a manner consistent with (i) any provisions of applicable law; (ii) the policies of the Company established from time to time, provided such policies are provided to Agricultural Sub-Adviser in writing with no less than 30 days notice prior to their effectiveness; and (iii) the Investment Guidelines (as defined below).

(b)                                 Agricultural Sub-Adviser hereby accepts such appointment and shall provide the Services.

(c)                                  During the term of this Agreement, AFA will rely on the Agricultural Sub-Adviser to perform all of the Services. For the avoidance of doubt, the scope and nature of the Services and the fees outlined in Exhibit C of this Agreement shall apply to all farmland properties for the term of this Agreement pursuant to Section 22 of this Agreement.

2.                                      Performance.  Agricultural Sub-Adviser undertakes to use its commercially reasonable efforts to present to AFA potential investment opportunities and to provide AFA with a continuing and suitable investment program consistent with the Investment Guidelines and other written instructions provided by AFA from time to time.

3.                                      Authority, Instructions and Decisions.                             AFA retains full authority and discretion for making decisions on all recommendations of Agricultural Sub-Adviser.  Except as expressly provided herein, AFA or the Partnership shall execute all contracts (including, without limitation, Acquisition Contracts), and other documents with respect to investment transactions, deliveries, custodianship of documentation, and final accounting.  Agricultural Sub-Adviser may rely on any written statement of the Partnership or an officer of the Company to the effect that a particular Acquisition Contract, conveyance, lease, encumbrance, contract, agreement, document and/or transaction has received any required approval from the board of directors of the Company (the “Board”) or the Partnership.  As required from time to time and upon the written request from Agricultural Sub-Adviser to the Partnership, to facilitate the acquisition of property to be acquired, the sale of property to be sold, the discharge of Agricultural Sub-Adviser’s duties hereunder, or the conduct of the ordinary course of business with respect to any property, all in accordance with the provisions of this Agreement, the Partnership will provide Agricultural Sub-Adviser and third parties involved in the foregoing, commercially reasonable and commercially acceptable evidence of (i) the authorization of the subject Acquisition Contract, conveyance, lease, encumbrance, contract, document, and/or transaction; (ii) the authorization of the execution of the subject Acquisition Contract, conveyance, lease, encumbrance, contract, agreement and/or document by (x) the Partnership, (y) Agricultural Sub-Adviser, in its own name or as agent for the Partnership or as agent for any existing Asset Owning Subsidiary or as agent for any entity to be formed, and/or (z) the Asset Owning Subsidiary; and (iii) the authorization of the signatories of the subject Acquisition Contract, conveyance, lease, encumbrance, contract, agreement and/or document.  Except as contemplated by Sections 4(c), 4(e)(v), 4(e)(xii), 4(f) and 4(i) below, neither Agricultural Sub-Adviser nor the Asset Owning Subsidiary, shall execute any documents or effect any transactions on behalf of the Company, the Partnership or any Asset Owning Subsidiary, without the express prior written authorization of the Partnership.

4.                                      Services.  Agricultural Sub-Adviser shall periodically, or as necessary, or as directed by AFA, provide the following Services, unless otherwise agreed to by AFA and Agricultural Sub-Adviser.

(a)                                 Identify Opportunities.  Subject to the Allocation Procedure (defined below), identify real estate investment acquisition opportunities for AFA’s consideration consistent with the Investment Guidelines set forth in Exhibit A attached hereto as may be amended from time to time by providing written notice to Agricultural Sub-Adviser with no less than thirty (30) days notice prior to their effectiveness (the “Investment Guidelines”).

(b)                                 Prepare Acquisition Package.  Following the identification of an investment opportunity to be presented to AFA under the Allocation Procedure, Agricultural Sub-Adviser shall prepare a detailed acquisition package covering a proposed investment acquisition (the “Acquisition Package”).  The Acquisition Package shall include, but not be limited to, the following:

(i)                                     a purchase proposal memorandum, in narrative form summarizing:

(a)                                 the proposed transaction;

(b)                                 portfolio considerations, including:

(1)                                 investment strategy, including capital improvements;

(2)                                 investment risks; and

(3)                                 exit strategy.

(c)                                  the property, including:

(1)                                 location;

(2)                                 acreage;

(3)                                 soils;

(4)                                 improvements, including irrigation and drainage, if any;

(5)                                 source, quality, and quantity of irrigation water, if any;

(6)                                 any personal property associated with the property; and

(7)                                 a proposed allocation of purchase price (and any contractual provisions regarding purchase price allocation).

(d)                                 operation, leasing, and management strategy;

(e)                                  the proposed lessee of the property and the proposed lease agreement and a summary of the material terms of such proposed lease and a 10 year projection of the expected rent under such lease terms;

(f)                                   the proposed property manager for the property and the proposed compensation for such manager;

(g)                                  10 year projection of net operating income, including projected 10 year average annual total return; and

(h)                                 positives/negatives of the property and/or the investment.

(ii)                                  Agricultural Sub-Adviser’s estimate of the investment’s value, using the market and income approaches, with comparable sale analysis;

(iii)                               legal description;

(iv)                              state, county, and area maps, and a plot map of the property;

(v)                                 soil maps and summary;

(vi)                              detailed yield calculations, including assumption summary;

(vii)                           irrigation and drainage report;

(viii)                        photographs;

(ix)                              leases agreements, if any;

(x)                                 analysis of the credit worthiness of the proposed lessee or other financial analysis reasonably requested by AFA for accounting or legal reasons as may be required for REIT purposes, if any;

(xi)                              a recommendation summary and signature page by which the investment is formally authorized by the Partnership or AFA; and

(xii)                           other due diligence as Agricultural Sub-Adviser deems reasonably necessary to substantiate the property’s unique attributes.

Within seven (7) Business Days of AFA’s receipt of the Acquisition Package, AFA shall either: (i) direct Agricultural Sub-Adviser to proceed to closing by providing authorization in the form of Exhibit B; or (ii) reject the investment.  In the event AFA does not respond within seven (7) Business Days or in the event AFA rejects the investment, Agricultural Sub-Adviser shall discontinue its efforts with respect to the proposed investment on behalf of AFA and shall provide AFA with an invoice itemizing the third party expenses related to the investment in accordance with Section 19.  The seven (7) Business Day period referred to herein can be extended by AFA for one additional five (5) Business Day period if responses are needed from Agricultural Sub-Adviser to AFA for related questions on a particular Acquisition Package.

(c)                                  Asset Acquisition Services.

(i)  Subject to the provisions of Section 19 (b) herein, to perform commercially reasonable due diligence (including, without limitation, boundary or other land surveys, environmental testing/assessments, soil testing, water testing, water, drainage, wetlands, conservation, endangered species and other studies and vineyard reports) associated with (x) the identification of real estate investment acquisition opportunities pursuant to Section 4 (a), (y) providing the due diligence materials for the Acquisition Package, and (z) inspection period tests, studies and due diligence under any Acquisition Contract.

(ii)   Unless, directed by AFA in writing to Agricultural Sub-Adviser, Acquisition Contracts and all other closing documents and closing related documents pertaining thereto shall be in the name of the Asset Owning Subsidiary and shall be executed by an officer or member of the Asset Owning Subsidiary designated by AFA who is not an officer of Agricultural Sub-Adviser.  In the anticipated rare instances in which an officer or member of the Asset Owning Subsidiary designated by AFA who is not an officer of Agricultural Sub-Adviser is not available to execute the Acquisition Contract and/or all other closing documents and closing related documents pertaining thereto, the same shall be executed by Agricultural Sub-Adviser, as attorney in fact, for the Asset Owning Subsidiary under an irrevocable limited power of attorney from the Asset Owning Subsidiary to the Agricultural Sub-Adviser.  Said limited power of attorney shall be in recordable form, in compliance with the law of the state in which the property is located, and contain a complete legal description of the subject property.

(iii)   Unless, directed by the Partnership in a writing to Agricultural Sub-Adviser, buyer broker contracts in connection with proposed real estate investment opportunities under Section 4 (a) and/or with respect to Acquisition Contracts, shall be negotiated by Agricultural Sub-Adviser and executed by Agricultural Sub-Adviser as agent for the Partnership,  as agent for any existing Asset Owning Subsidiary, or as agent for any Asset Owning Subsidiary to be formed; which said buyer broker contracts shall be with the seller of the subject property and/or the seller’s broker and shall provide that such seller and/or the seller’s broker pay said buyer’s broker a commercially reasonable commission at the closing of the sale of the subject property.  AFA and the Partnership recognize that in most, if not all cases, Agricultural Sub-Adviser will contract with Capital Agricultural Property Services, Inc. (“CAPS”), an affiliate of Agricultural Sub-Adviser, for buyer broker services.

(d)                                 Portfolio Management Services.

(i)                                     Review planning horizon, risk and volatility preferences, portfolio return objectives, and desired contributions and distributions communicated to the Partnership by the Board.

(ii)                                  Annually analyze portfolio-level performance.

(iii)                               Examine macroeconomic trends and overall investment outlook.

(iv)                              Review portfolio completion strategy in light of then-current market conditions and trends.

(v)                                 Review asset managers’ recommendations, and recommend to AFA properties to hold, sell or improve.

(vi)                              List sale properties with reputable, qualified brokers, and monitor the sales program.  AFA and the Partnership recognize that in most, if not all cases, Agricultural Sub-Adviser will recommend CAPS.  Agricultural Sub-Adviser will make reasonable efforts to determine that CAPS fees are commercially reasonably as compared to third party brokers providing comparable services and of comparable size, quality, expertise and ability.

(vii)                           Produce portfolio income projections for the yearly budget period and assess options to improve return.

(viii)                        Provide oversight and direction to property management firm or firms.

(ix)                              Prepare and submit quarterly reports and year end reports to the Partnership within 30 calendar days after the end of each quarter or within 45 calendar days after the end of the year and provide reasonable assistance, upon the reasonable request of the Partnership, in preparing reports (including assisting the Partnership in its preparation of tax returns) to be sent to stockholders of the Company and partners of the Partnership.

(x)                                 Ensure that title to all properties is recorded in the name of the Partnership or a wholly owned entity of the Partnership as directed by the Partnership.

(xi)                              Conduct annual meetings with the Board and the Partnership, or more frequent meetings with the Board and the Partnership, as the Board or the Partnership may reasonably request to discuss, among other things, the appraisal process and summaries of property appraisals.

(e)                                  Asset Management Services.

(i)                                     Evaluate economic and investment factors affecting each property.

(ii)                                  Prepare revenue, operating expense, and capital expenditure budgets for all properties.

(iii)                               Evaluate income projections for each property for the upcoming budgeting period and analyze alternatives to enhance returns.

(iv)                              Analyze, identify and recommend to AFA properties to be held, sold or improved.

(v)                                 Close property sales approved by the Partnership and in connection therewith, unless otherwise directed by the Partnership in writing to Agricultural Sub-Adviser, the sale contract (the “Sale Contract”), deed or instrument of conveyance of properties in the name of the Asset Owning Subsidiary and all other closing documents and closing related documents pertaining thereto shall be in the name of the Asset Owning Subsidiary and shall be executed by an officer or member of the Asset Owning Subsidiary designated by AFA who is not an officer of Agricultural Sub-Adviser.  In the anticipated rare instances in which an officer or member of the Asset Owning Subsidiary designated by AFA who is not an officer of Agricultural Sub-Adviser is not available to execute the Sale Contract, the deed or instrument of conveyance and/or all other closing documents and closing related documents pertaining thereto, the same shall be executed by Agricultural Sub-Adviser, as attorney in fact, for the Asset Owning Subsidiary under an irrevocable  limited power of attorney from the Asset Owning Subsidiary to the Agricultural Sub-Adviser.  Said limited power of attorney shall be in recordable form, in compliance with the law of the state in which the property is located, and contain a complete legal description of the subject property.

(vi)                              Negotiate prices and terms of property sales and submit sale recommendations to AFA for authorization. Recommendations are to include, at a minimum:

(a)                                 pertinent information on the property;

(b)                                 terms and provisions of the transaction; and

(c)                                  historic yield, before and after fees, provided by the investment upon its sale at the recommended price and terms.

(vii)                           Review and negotiate property leases and management contracts.

(viii)                        Initiate and monitor approved capital improvement projects.

(ix)                              Engage independent appraisers.

(x)                                 Monitor property condition, operator performance and environmental adherence.

(xi)                              Thoroughly survey the local market of the proposed investment and identify a reputable, qualified property management firm (“Property Manager”). Agricultural Sub-Adviser shall provide a written recommendation to AFA proposing a firm to provide on-site property management services.  The Partnership and AFA recognize that in most, if not all cases, Agricultural Sub-Adviser will recommend CAPS.  In those cases when CAPS is not the recommended Property Manager, Agricultural Sub-Adviser shall use commercially reasonable efforts to identify existing or potential conflicts of interest the Property Manager might have which would or could affect the Partnership’s interests in the proposed investment.  Agricultural Sub-Adviser will make reasonable efforts to determine that CAPS fees are commercially reasonably as compared to third party property managers providing comparable services and of comparable size, quality, expertise and ability.

(xii)                           Execute (x) on behalf of the Asset Owning Subsidiary and as agent thereof, property management agreements with property managers, including compensation terms, which have been approved by the Partnership as part of the Acquisition Package or otherwise by the Partnership in writing and to execute on behalf of the Partnership and as agent thereof, a Master Property Management Agreement with CAPS containing general terms and conditions of the property management agreement to be applied to a particular property when CAPS or other property manager approved by the Partnership and the Asset Owning Subsidiary owning the subject property execute a Master Property Management Agreement Addendum (“Master Property Management Agreement Addendum”) subjecting the subject Asset Owning Subsidiary and the property it owns to the terms and provisions of the Master Property

Management Agreement as supplemented and/or modified in the Master Property Management Agreement Addendum; which said Master Property Management Agreement Addendum shall be executed by Agricultural Sub-Adviser on behalf of and as agent for the Asset Owning Subsidiary; provided however, the Master Property Management Agreement and the Master Property Management Agreement Addendum, including compensation terms therein, have been approved by the Partnership as part of the Acquisition Package or otherwise by the Partnership in writing and (y) on behalf of the Asset Owning Subsidiary and as agent thereof, such leases authorized by the Partnership as part of the Acquisition Package or otherwise by the Partnership in writing; provided however, the property management agreements may authorize the property manager to execute on behalf of the Asset Owning Subsidiary and as agent thereof, such leases authorized by the Partnership as part of the Acquisition Package or otherwise by the Partnership in writing as long as such property manager has Agricultural Sub-Adviser’s prior written confirmation that the subject lease has been authorized by the Partnership as part of the Acquisition Package or otherwise by the Partnership in writing and that Agricultural Sub-Adviser gives its consent to the property manager so executing the lease.  Said property management agreements may authorize the property manager on behalf of the Asset Owning Subsidiary and as agent thereof, to execute (1) lease renewals permitted to be executed by Agricultural Sub-Adviser under Subsection 4 (e) (xiii) herein as long as such property manager has Agricultural Sub-Adviser’s prior written confirmation that the subject lease renewal is in compliance with the Sub-Advisory Agreement or has been otherwise authorized by the Partnership in writing and that Agricultural Sub-Adviser gives its consent to the property manager so executing the lease renewal and (2) contracts, agreements and documents relating to the operation of the subject property and such property manager’s  duties under the subject property management agreement.

(xiii)                        Unless the Partnership delivers to Agricultural Sub-Adviser written notice to the contrary with respect to a lease, execute on behalf of the Asset Owning Subsidiary lease renewals with lessees provided (i) such leases are for a duration of no more than twelve months and (ii) the economic terms of such leases are substantially the same (and provide for the same percentage rent formula, if any) as those contained in the expiring lease.

(f)                                   Third Party Service Providers.  Agricultural Sub-Adviser will use commercially reasonable efforts to control costs and minimize expenditures associated with asset acquisition activities and asset management activities. With respect to products and services not customarily performed or directly provided by acquisition and/or asset managers and /or portfolio managers, Agricultural Sub-Adviser shall contract with and compensate third parties to provide products and services for the benefit of the farmland properties (whether acquired or to be acquired) of the Partnership or Asset Owning Subsidiaries, as the case may be, to carry out the asset acquisition, asset management and portfolio management activities authorized hereunder and to otherwise administer, oversee and conduct the day-to-day administration and management of the properties.

Except as expressly requested in writing by the Partnership, Agricultural Sub-Adviser shall negotiate for such products and services, terms and fees, and contract, in its own name, in the name of any existing Asset Owning Subsidiary and as agent thereof, in its own name as agent for an entity to be formed and assignable to said entity (an Asset Owning Subsidiary to be formed) without the consent of the other party, or in the name of the Partnership and as agent thereof.  Notwithstanding the foregoing, unless expressly permitted by this Agreement, Agricultural Sub-Adviser may not sub-contract or delegate any of its responsibilities under this Agreement to an unaffiliated third party or agent without the prior written consent of the Partnership.

(g)                                  Experience.  Agricultural Sub-Adviser shall use commercially reasonable efforts to ensure that all parties who provide portfolio and asset management services to the Partnership are experienced and qualified to perform such services.

(h)                                 Insurance.  Agricultural Sub-Adviser shall require that not less than $1,000,000 of insurance is carried by any third party service provider to protect Agricultural Sub-Adviser, the Partnership and the Company from liability and/or damages resulting from the actions of such service provider.

(i)                                     Bank Accounts.  Agricultural Sub-Adviser and CAPS, to the extent it provides services to the Partnership as contemplated by this Agreement, may establish and maintain one or more bank accounts in its own name for the account of, or in the name of, the Partnership and its subsidiaries, and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Partnership, under such terms and conditions as the Partnership may provide to Agricultural Sub-Adviser in writing.  For the avoidance of doubt, such funds shall continue to be the property of the Partnership and will be returned to the Partnership upon its request.

5.                                      Compensation.  The compensation for the Services to be rendered by Agricultural Sub-Adviser hereunder shall be in accordance with Exhibit C hereto; and such fees shall be paid by the Partnership and AFA to Agricultural Sub-Adviser.  The Partnership and AFA shall be obligated to pay to Agricultural Sub-Adviser the fees set forth on Exhibit C.  In the event this Agreement is terminated or its term expires without renewal, the fees payable to Agricultural Sub-Adviser will be paid pursuant to Section 22.

6.                                      Guarantees.  In the performance of its duties hereunder, the actions of Agricultural Sub-Adviser shall be based on its professional judgment and experience, but in no way shall the undertakings or recommendations of Agricultural Sub-Adviser be considered or construed to be a financial guarantee of investment results.

7.                                      Other Services.  Should AFA request that Agricultural Sub- render services for the Partnership, the Company or AFA other than the Services set forth in Section 4, such services shall be separately compensated at such rates and in such amounts as are agreed by Agricultural Sub-Adviser and AFA, and shall not be deemed to be Services pursuant to the terms of this Agreement.

8.                                      Representations and Warranties of Agricultural Sub-Adviser.  Agricultural Sub-Adviser represents and warrants that:

(a)                                 Due Organization.  Agricultural Sub-Adviser is a Delaware limited liability company duly organized and validly existing under the laws of the State of Delaware and in good standing under the laws of the State of Delaware.

(b)                                 Power and Authority.  Agricultural Sub-Adviser has the power and authority to enter into this Agreement and to carry out its duties and obligations hereunder. The execution of this Agreement has been duly authorized by Agricultural Sub-Adviser and no other proceedings on the part of Agricultural Sub-Adviser are necessary to authorize this Agreement.  This Agreement is and shall be binding and enforceable upon Agricultural Sub-Adviser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(c)                                  Authorization.  Agricultural Sub-Adviser is authorized, registered and licensed to do business, as contemplated in this Agreement, in each jurisdiction in which the nature of its business makes such registration or licensing necessary.

(d)                                 No Violation.  Neither the execution of this Agreement nor the acts contemplated hereby nor compliance by Agricultural Sub-Adviser with any provisions hereof will:

(i)                                     violate any provision of the charter documents of Agricultural Sub-Adviser.

(ii)                                  violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to Agricultural Sub-Adviser; or

(iii)                               violate, or be in conflict with, or constitute a default under or permit the termination of, or require the consent of any Person under any agreement to which Agricultural Sub-Adviser may be bound, which violation, conflict, default termination or failure to obtain consent would, individually or in the aggregate, have a material adverse affect on the properties, business, prospects, earnings, assets, liabilities or condition (financial or otherwise) of Agricultural Sub-Adviser (“Agricultural Sub-Adviser Material Adverse Effect”).

(e)                                  Authorizations.  Agricultural Sub-Adviser and its personnel have completed, obtained and performed all registrations, filings, approvals, licenses, authorizations, consents or examinations required by any government or governmental authority for its acts contemplated by this Agreement.

(f)                                   Personnel.  The personnel of Agricultural Sub-Adviser responsible for discharging Agricultural Sub-Adviser’s duties and obligations under this Agreement are or will be individuals experienced in the performance of the various functions contemplated by this Agreement.

9.                                      Representations, Warranties and Covenants of AFA.  AFA hereby represents and warrants as follows:

(a)                                 Due Organization.  AFA is a Delaware limited liability company duly organized and validly existing under the laws of the State of Delaware and in good standing under the laws of the State of Delaware.

(b)                                 Power and Authority.  AFA has the power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution of this Agreement has been duly authorized by AFA and no other proceedings on the part of AFA are necessary to authorize this Agreement.  This Agreement is and shall be binding and enforceable upon AFA in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

(c)                                  No Violation.  Neither the execution of this Agreement nor the acts contemplated hereby nor compliance by AFA with any provisions hereof will:

(i)                                     violate any provision of the charter documents of AFA; or

(ii)                                  violate, or be in conflict with, or constitute a default under or permit the termination of, or require the consent of any person under any agreement to which AFA may be bound, which violation, conflict, default, termination or failure to obtain consent would, individually or in the aggregate, have a material adverse affect on the properties, business, prospects, earnings, assets, liabilities or condition (financial or otherwise) of AFA.

(d)                                 “Prudential” Name. AFA agrees that the name “Prudential” is the property of Agricultural Sub-Adviser and its Affiliates and any derivative or logo or trademark or service mark or trade name and any other logo, trademark, service mark or trade name used by Agricultural Sub-Adviser are the valuable property of Agricultural Sub-Adviser and its Affiliates and may not be used be AFA, the Company or the Partnership without Agricultural Sub-Adviser’s prior written approval.  In addition, AFA acknowledges that certain territorial restrictions apply to the use of the name “Prudential Financial, Inc.” or the name of its Affiliates.  As a result, AFA agrees to provide Agricultural Sub-Adviser fourteen (14) days advance written notice before marketing the Offering outside of the following territories (collectively, the “Territories”):  (i) North America, Central America, South America, Japan, North Korea, South Korea and Taiwan; (ii) the following US territories: American Samoa, Baker Island, Guam, Howland Island, Jarvis Island, Johnston Atoll, Kingman Reef, Midway, Navasa Island, Northern Mariana Islands, Palmyra Atoll, Puerto Rico, US Virgin Islands and Wake Island; and (iii) the following Caribbean Islands: Antigua and Barbuda, Bahamas, Barbados, Cuba, Dominica, Dominican Republic, Haiti, Jamaica, St. Kitts & Nevis, St.

Lucia and Trinidad & Tobago.  AFA may proceed with marketing the Offering outside the Territories only after receiving, and consistent with, written guidance provided by Agricultural Sub-Adviser.  Agricultural Sub-Adviser’s consent in allowing the marketing of the Offering to proceed outside of the Territories will only relate to the use of the name “Prudential Financial, Inc.” or the name of its Affiliates in marketing the Offering.  Any use of the name “Prudential Financial, Inc.,” or the name of its Affiliates outside of the Territories not specifically granted by Agricultural Sub-Adviser pursuant to this Section 9(d) is prohibited.  The parties acknowledge and agree that the registration of the Company’s shares in various jurisdictions and the marketing and licensing of the Offering remains the responsibility of AFA and the Company.

(e)                                  Advisory Agreement.  Upon the effectiveness of this Agreement, AFA will deliver to Agricultural Sub-Adviser a fully-executed copy of the Partnership Agreement and Advisory Agreement currently in effect.  AFA will also promptly deliver to Agricultural Sub-Adviser a copy of any amendments to the Advisory Agreement entered into during the term of this Agreement.  Subject to the confidentiality provisions of Section 10, AFA further agrees to furnish Agricultural Sub-Adviser with any materials or information about AFA, the Company or the Partnership that Agricultural Sub-Adviser may reasonably request and that are necessary to enable it to perform the Services hereunder.

(f)                                   Public Reports.  If the Company becomes a public reporting company subject to the provisions of the Securities Exchange Act of 1934, as amended, AFA will furnish to Agricultural Sub-Adviser, prior to their filing or delivery, any reports regarding the Company that mention Agricultural Sub-Adviser or its Affiliates to be filed with or delivered to the Securities and Exchange Commission, and AFA agrees that no information about Agricultural Sub-Adviser, its Affiliates or their personnel will be included in any such reports without the advance written approval of Agricultural Sub-Adviser, which shall not be unreasonably withheld, conditioned or delayed (other than to the extent that AFA is advised by counsel that such reports are required to be filed or delivered under applicable law).  The Agricultural Sub-Adviser hereby agrees that any review of such reports will be conducted in a timely manner in order to meet any filing or reporting deadlines.  Notwithstanding the foregoing, if the Agricultural Sub-Adviser has not expressly approved or disapproved any such reports within seven calendar days, such reports shall have been deemed to be approved.

(g)                                  Offering Materials.  AFA shall deliver promptly to Agricultural Sub-Adviser any Offering Materials used in connection with any Offering and notify promptly Agricultural Sub-Adviser when the IPO Date is known.  AFA shall notify Agricultural Sub-Advisor of any planned Offerings and shall provide Agricultural Sub-Advisor reasonable updates regarding the registration process of any such Offerings.

(h)                                 Adviser.  AFA renders investment advisory and management services to the Company and the Partnership. Five business days prior to the completion and execution of any new or amended documentation describing AFA’s advisor role and/or the investment advisory and management services AFA provides to the Company and the Partnership, AFA shall deliver to Agricultural Sub-Advisor the proposed new and/or amended documentation.  In addition, AFA shall provide Agricultural Sub-Advisor an executed copy of any such documentation promptly following the completion or execution thereof.  AFA shall notify Agricultural Sub-Adviser within 3 days of the date that AFA is no longer the advisor for the Company or the Partnership.

(i)                                     AFA Sourced Acquisition Opportunities.  AFA agrees that to the extent AFA, the Partnership or the Company source a potential acquisition opportunity, such opportunity will be subject to the Client Sourced Transactions Procedure attached hereto as Exhibit F.

10.                               Confidentiality.  Except as may be required by applicable laws or governmental regulations governing a party to this Agreement that is the recipient of Confidential Information (defined below) (“Recipient”), Recipient shall maintain, and shall cause its Affiliates, employees and agents to maintain, strict confidence with respect to any and all information of a confidential proprietary or secret nature which is or may be either applicable to, or related in any way to the Partnership, the Company, AFA, Agricultural Sub-Advisor or their respective Affiliates, the acquired investments or related to the Services contemplated hereby, including all financial records (the “Confidential Information”).  The term “Confidential Information” does not include information (a) which was publicly known, or otherwise known to Recipient or any of its Affiliates at the time of disclosure, (b) which subsequently becomes publicly known through no act or omission by Recipient or any of its Affiliates, (c) which otherwise becomes known to Recipient or any of its Affiliates, other than through disclosure (i) by or at the request of the disclosing party or (ii) from a source actually known by Recipient or any of its Affiliates to be bound by a confidentiality agreement with respect to such information.  Recipient agrees that it will not directly or indirectly use the Confidential Information other than in the course of performing its obligations under this Agreement, nor will Recipient directly or indirectly disclose any Confidential Information to any Person except in the course of performing its obligations pursuant to this Agreement, except (v) with the written permission of the party whose Confidential Information is in question, (w) as may be required by law, rule, regulation or court order, (x) to officers, directors and employees of Recipient and its Affiliates who have been informed of the confidential information provided to them and have agreed to keep such information confidential, (y) to representatives of Recipient and its Affiliates who have been informed of the confidential nature of the information provided to them and have agreed to keep such information confidential provided that Agricultural Sub-Adviser and its Affiliates will be free, after notice to, and consultation with, AFA, to correct any false or misleading information which may become public concerning their relationship to the Company, the Partnership or AFA, and (z) Agricultural Sub-Adviser may share with other Persons investment information in a format that does not identify the Company, the Partnership or AFA, their respective Affiliates or their involvement with any specific investment.  Recipient agrees to be responsible for any breaches of any of the provisions of this Section by any of its Affiliates and their officers, directors and employees.  Upon termination of this Agreement, Recipient shall promptly return to the disclosing party any documents, memoranda or other writings (and copies thereof) that constitute Confidential Information, except to the extent (i) electronic records and files are retained pursuant to automated electronic archiving, back-up or internal disaster recovery procedures or which are difficult to extract and (ii) back-up copies of Confidential Information are retained pursuant to Recipient’s document retention policies consistently applied or any regulatory or investigatory requirements of any governmental or regulatory authority.  The obligations set forth in this Section 10 shall expire eighteen months from the termination or expiration of this Agreement.

11.                               Notice of Breach.  Each party shall promptly, and in any case within five (5) calendar days, notify the other party in writing if any of the representations and warranties of set forth in this Agreement shall cease to be true at any time during the term of this Agreement.

12.                               Change of Control; Key Personnel

(a)                                 Change of Control.  Agricultural Sub-Adviser shall promptly, and in any case within five (5) calendar days, notify AFA in writing of any change in control of Agricultural Sub-Adviser, or of any other material change in Agricultural Sub-Adviser’s business or corporate organization adversely effecting the Services provided hereunder.

(b)                                 Key Personnel.  The individuals set forth on Exhibit D hereto, as may be amended pursuant to this Section 12(b), are the “Key Personnel”.  In the event of any proposed change to such Key Personnel, Agricultural Sub-Adviser shall provide written notice regarding such proposed change to AFA and such additional information as may be reasonably requested by AFA.  Agricultural Sub-Adviser shall provide AFA the opportunity to discuss any proposed replacement with Agricultural Sub-Adviser.  Any change by Agricultural Sub-Adviser to the Key Personnel shall be deemed a change of Exhibit D for the purposes of this Agreement.

13.                               Conflicts.  Other than the fees provided for herein, and/or the use of Affiliates as provided for in Section 17, Agricultural Sub-Adviser shall disclose to AFA any direct or indirect economic interest of Agricultural Sub-Adviser, any Key Personnel or CAPS that may be enhanced by the recommendations made to AFA or any conflict of interest that may reasonably arise in connection with such recommendation.

14.                               Notice of Proceeding.  Agricultural Sub-Adviser shall promptly advise, and in any case, within five (5) calendar days, AFA in writing of any investigation, examination or other proceeding involving Agricultural Sub-Adviser commenced by any regulatory agency which is (i) not conducted in the ordinary course of Agricultural Sub-Adviser’s business or (ii) could reasonably be expected to have a Agricultural Sub-Adviser Material Adverse Effect.

15.                               Insurance.  Agricultural Sub-Adviser shall obtain and maintain Errors and Omissions Insurance of $1,000,000 covering all officers, agents and employees of Agricultural Sub-Adviser, including, without limitation, the Key Personnel.  The Errors and Omissions Insurance shall protect the assets of the Company and Partnership against losses from the negligent acts, errors and omissions of such persons. Agricultural Sub-Adviser shall also maintain Workers’ Compensation Insurance in amounts equal to all statutory requirements and $1,000,000 of Employer Liability Insurance. Agricultural Sub-Adviser shall also carry Commercial General Liability (with broad form endorsement) of at least $10,000,000 combined single limit per occurrence for bodily injury, death and property damage and Automobile Liability Insurance with at least $5,000,000 combined single limit per accident and such other insurance as shall be deemed reasonably necessary from time to time by the Company and the Partnership to protect against liabilities attributable to the acts or omissions of Agricultural Sub-

Adviser. All insurance carriers shall be rated an “A” or above by the Best’s Insurance Rating Service or rated A by Moody’s Investors Service or rated A by Standard and Poor’s Insurance Rating Service.  Agricultural Sub-Adviser shall provide notice of material change or cancellation within 15 days to AFA.  A true and correct copy of a certificate of the insurer certifying that such policy has been issued will be delivered to AFA upon written request. The cost of the above insurance coverage and deductibles shall be the responsibility of Agricultural Sub-Adviser.  AFA agrees that Agricultural Sub-Adviser shall be able to provide the coverage set forth in this Section 15 using a combination of commercial insurance and self-insurance.

16.                               Fidelity Bond.  Agricultural Sub-Adviser shall obtain and maintain a fidelity bond in the amount of at least $2,000,000, covering those employees of Agricultural Sub-Adviser with responsibility for handling the funds and other property of the Partnership.  Coverage will be extended to include losses sustained by the Partnership due to dishonest acts by such employees.  A certificate to evidence the fidelity bond will be delivered to AFA upon written request.  The cost of this coverage and deductibles shall be the responsibility of Agricultural Sub-Adviser.  AFA agrees that Agricultural Sub-Adviser shall be able to provide the coverage set forth in this Section 16 using a combination of commercial and self-insurance.

17.                               Covenants of Agricultural Sub-Adviser.

(a)                                 Affiliate Agreements.  Other than the use of CAPS, as set forth in Section 4 of this Agreement, Agricultural Sub-Adviser will not enter into agreements with its Affiliates, employees, managers or members related to the Services provided hereunder without the prior written consent of AFA.

(b)                                 Allocation Procedure.

(i)                                     AFA acknowledges that other clients of Agricultural Sub-Adviser may be interested in acquiring real estate investments that may also be suitable for acquisition by the Company or the Partnership.  Agricultural Sub-Adviser has established an allocation procedure, a copy of which is attached as Exhibit E to this Agreement (as amended from time to time, the “Allocation Procedure”) that seeks to allocate fairly investment opportunities among its advisory clients.  Agricultural Sub-Adviser shall offer investment opportunities to AFA for the benefit of the Company or the Partnership in accordance with the Allocation Procedure.

(ii)                                  Agricultural Sub-Adviser agrees (A) to provide AFA with written confirmation and (B) to demonstrate to AFA on an annual basis (or upon reasonable request) that it is in compliance with the Allocation Procedure. Agricultural Sub-Adviser agrees to provide AFA upon written request with a list of the Accounts (as defined in the Allocation Procedure) by client type (i.e., REIT, pension plan, ERISA), size of available capital and any affiliations with Agricultural Sub-Adviser.

(iii)                               Upon request by AFA, Agricultural Sub-Adviser shall inform AFA of its place in each Queue (as defined in the Allocation Procedure) and documentation of the allocations (with redacted client names) under the last 12 months under the Allocation Procedure for the Queues where AFA receives an allocation, and will inform AFA when its placement changes along with the reasoning behind the change of placement (i.e. property allocation or new Account).

(iv)                              Agricultural Sub-Advisor shall comply with the Client Sourced Transactions Procedure attached as Exhibit F.

(v)                                 Within thirty (30) days after the date on which Agricultural Sub-Adviser executes a final written definitive agreement to provide advisory services with respect to the purchase of farmland (“Farmland Purchase Advisory Agreements”) to a third party, Agricultural Sub-Adviser agrees to provide notice (pursuant to Section 25(a) hereof) of such Farmland Purchase Advisory Agreement as well as the broad details as to the type of mandate, including client type (i.e., REIT, pension plan, ERISA), size of available capital, queues in which such account will be participating, and any affiliations with Agricultural Sub-Adviser, to AFA.

(c)                                  Acquisition Pipeline. Agricultural Sub-Adviser will maintain and provide at least monthly to AFA a pipeline report (the “Acquisition Pipeline”) that summarizes: (i) all properties under various stages of review for each Queue (as defined in the Allocation Procedure) that includes AFA, (ii) AFA’s placement in each such Queue relative to the other accounts, and (iii) for each such property, summary details including its gross / net acreage, approximate purchase price, crops planted, status (i.e., under LOI, PSA or what stage of due diligence if not under agreement), and state in which property is located.

(d)                                 Compliance with Applicable Law.  Agricultural Sub-Adviser shall carry out its duties and responsibilities hereunder in accordance with, and be limited in the exercise of its rights by, the provisions of all applicable federal, state, county and city statutes, ordinances and regulations.

(e)                                  REIT Status.  Agricultural Sub-Adviser acknowledges that the Company intends to qualify as a real estate investment trust under Section 856 through 860 of the Internal Revenue Code of 1986, as amended (the “REIT Compliance Rules”).  Accordingly, in exercising its authority under this Agreement and under the Advisory Agreement, including in respect of accepting or rejecting prospective investments, lease terms and related matters and providing oversight and direction to Agricultural Sub-Adviser, AFA intends to comply with the REIT Compliance Rules for so long as the Company determines, in its sole discretion, to qualify as a REIT.  Agricultural Sub-Adviser has no responsibility for monitoring the REIT Compliance Rules as they apply or relate to the Company.

18.                               Indemnification.

(a)                                 The Company, the Partnership and AFA shall jointly and severally indemnify, defend and save harmless Agricultural Sub-Adviser and its members, partners, officers, employees and Affiliates (the “Indemnitees” and each an “Indemnitee”) from and against any and all losses, claims, costs, liabilities, damages or deficiencies, including interest, penalties and reasonable attorneys’ fees (collectively, the

“Losses”), by reason of, resulting from or arising (i) in connection with any Indemnitee’s duties hereunder or in connection with AFA’s duties under the Advisory Agreement except to the extent that such Losses are caused by an act or failure to act which was a result of bad faith, fraud, willful misconduct, gross negligence or reckless disregard of duties by any Indemnitee, (ii) from any breaches of AFA’s representations, warranties or covenants under this Agreement, (iii) out of any untrue statement or any alleged untrue statement of a material fact contained in any Offering Materials; or (iv) out of the omission or alleged omission to state a material fact required to be stated in any Offering Materials, or necessary to make the statements therein not misleading; provided, however, that in the case of Section 18(a)(iii) and (iv) above, no indemnity shall be provided with respect to any untrue statement contained in the any Offering Materials made in reliance upon and in conformity with written information furnished by Agricultural Sub-Adviser expressly for use in any Offering Materials.  The Company, the Partnership and AFA will reimburse the aforesaid parties in connection with investigation or defense of any Losses to the extent it is finally determined that expenses of such investigation or defense are related to Losses that are indemnifiable under this Section 18(a).  This indemnity agreement will be in addition to any liability which the Company, the Partnership or AFA may otherwise have.

(b)                                 Agricultural Sub-Adviser shall indemnify, defend and save harmless the Company, the Partnership, AFA and their respective members, directors, officers, employees and Affiliates from and against any and all Losses, to the extent that such Losses are not fully reimbursed by insurance and are incurred by reason of Agricultural Sub-Adviser’s bad faith, fraud, willful misconduct, gross negligence or reckless disregard of its duties or from any breaches of its representations, warranties or covenants pursuant to this Agreement; provided, however, that Agricultural Sub-Adviser shall not be held responsible for any action of AFA, the Company or the Partnership in following or declining to follow any advice or recommendation given by Agricultural Sub-Adviser where Agricultural Sub-Adviser’s actions or omissions do not otherwise result from Agricultural Sub-Adviser’s bad faith, fraud, willful misconduct, gross negligence or reckless disregard of its duties.  Agricultural Sub-Adviser will reimburse the aforesaid parties in connection with investigation or defense of any Losses to the extent it is finally determined that expenses of such investigation or defense are incurred by reason of Agricultural Sub-Adviser’s, bad faith, fraud, willful misconduct, gross negligence or reckless disregard of duty.  This indemnity agreement will be in addition to any liability which Agricultural Sub-Adviser may otherwise have.

19.                               Expenses, Reimbursement.

(a)                                 Reimbursable Expenditures. AFA shall reimburse Agricultural Sub-Adviser (or cause to be paid to the party contracted with when incurred in the name of the Partnership, Company, any existing Asset Owning Subsidiary, or any entity to be formed) for all reasonable and necessary out of pocket costs and expenses of providing Services in accordance with the provisions hereof which are reasonably incurred for the benefit of AFA, the Partnership, Company, any existing Asset Owning Subsidiary, or any entity to be formed, (whether contracted for by Agricultural Sub-Adviser as agent thereof or not, in the name of Agricultural Sub-Adviser, or otherwise).  Such reimbursable costs and expenses hereunder shall not exceed the actual costs for such services incurred.  Such reasonable costs include, but are not limited to:

(i)                                     the cost of architects, engineers, environmental consultants, soil testing, inspection, attorneys (including Agricultural Sub-Adviser’s own legal department), appraisers, and other third party professionals and services customarily utilized in the analysis of real estate;

(ii)                                  taxes and assessments on income of the investments, taxes as an expense of doing business and any other taxes otherwise imposed on the Company, the Partnership and their business, assets or income;

(iii)                               interest and other costs for borrowed money, including discounts, points and other similar fees;

(iv)                              costs associated with insurance required in connection with the investments;

(v)                                 expenses of managing, improving, developing, operating, financing and selling investments; and

(vi)                              audit, accounting and legal fees and other fees for professional services relating to the operations of the Company and the Partnership and all such fees incurred at the request, or on behalf of, AFA.

(b)                                 Non-Reimbursable Expenditures.

(i)                                     Except as set forth in Section 19(a), Agricultural Sub-Adviser shall not be reimbursed for any costs or expenses associated with their efforts in identifying investments for AFA’s consideration (due diligence costs or expenses authorized in Section 4 (c) (i) are not considered costs or expenses in identifying investments) and, if approved, any subsequent acquisition. Expenses connected with the aforementioned efforts such as travel, lodging, meals, entertainment, copying, materials or document purchases, etc. are the responsibility of Agricultural Sub-Adviser.

(ii)                                  Except as set forth in Section 19(a), Agricultural Sub-Adviser shall pay all expenses incurred by it in connection with providing the Services under this Agreement.  Agricultural Sub-Adviser shall not be reimbursed for any costs and expenses relating to the general operation of its business including, but not limited to, travel expenses, administrative expenses including employment expenses, legal fees, insurance of Agricultural Sub-Adviser and its employees, rent, telephone, utilities and other expenses.

20.                               Audit Review.  AFA shall have the absolute right to undertake, at its expense, an audit review of the cost and fees payable hereunder and Agricultural Sub-Adviser’s compliance with the provisions hereof. Such audit review may be undertaken directly by AFA or by third parties engaged by AFA including accountants, consultants and appraisers. Agricultural Sub-

Adviser shall cooperate fully with AFA or any such third party in connection with such audit review including, without limitation, by providing AFA or any such third party with reasonable access during regular business hours to the premises of Agricultural Sub-Adviser.

21.                               Changes in Agricultural Sub-Adviser’s Condition.  Agricultural Sub-Adviser shall promptly notify AFA if Agricultural Sub-Adviser reasonably expects any of the events listed below to occur or if any of the events specified below shall occur, Agricultural Sub-Adviser shall give prompt written notice thereof to AFA, but in any case within five (5) calendar days after the occurrence of such event:

(a)                                 If Agricultural Sub-Adviser shall fail to perform its covenants herein contained at the time and in the manner herein provided.

(b)                                 If Agricultural Sub-Adviser shall be declared bankrupt or insolvent by a court of competent jurisdiction, or any order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator or trustee of Agricultural Sub-Adviser or of all or substantially all of its property by reason of the foregoing or approving any petition filed against Agricultural Sub-Adviser for its reorganization and such adjudication, order or petition has not been stayed or discharged pending appeal within sixty (60) calendar days of its entry.

(c)                                  If Agricultural Sub-Adviser shall institute proceedings for voluntary bankruptcy or shall file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for the relief of debtors, or shall consent to the appointment of a receiver, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally as they become due.

(d)                                 If any governmental authority, court or self-regulatory authority shall withdraw, suspend or revoke or declare invalid any license, charter, authorization or registration required or necessary for the conduct by Agricultural Sub-Adviser of any material portion of its business and such action has not been stayed or discharged pending appeal within sixty (60) calendar days of its entry

(e)                                  If any event or circumstance shall occur which materially impairs the ability of Agricultural Sub-Adviser to perform its obligations hereunder.

22.                               Term.

(a)                                 General.  This Agreement shall continue in full force and effect for a period of four years commencing with the IPO Date unless sooner terminated (i) as provided in the immediately following sentence in this Section 22 (a) or (ii) pursuant to Sections 22(b) or 22(c).  This Agreement may be terminated by either party, with or without cause and without penalty (except for the fees contemplated in Exhibit C) as of December 31 of a calendar year by providing written notice to the other party on or before June 30 of such calendar year.  The parties hereby agree to discuss the renewal of the Agreement two years following the IPO Date and every two years thereafter, but neither party is obligated to renew this agreement.

(b)                                 Termination by AFA.  AFA may terminate this Agreement on written notice to Agricultural Sub-Adviser without penalty:

(i)                                     immediately if Agricultural Sub-Adviser fails to offer investment opportunities to AFA for the benefit of the Partnership in accordance with the Allocation Procedure;

(ii)                                  immediately upon the occurrence of any of the events set forth in Sections 21(b), (c), (d) or (e) of this Agreement;

(iii)                               immediately if any three of the Key Personnel are no longer providing Services under this Agreement and have not been replaced in accordance in Section 12(b) of this Agreement in any six month period of time on behalf of Agricultural Sub-Adviser;

(iv)                              upon determination by a court of competent jurisdiction that Agricultural Sub-Adviser engaged in actions or omitted to take actions in connection with providing Services that were the result of fraud, gross negligence or willful misconduct; or

(v)                                 if Agricultural Sub-Adviser commits a material violation of this Agreement and, if such violation shall be capable of remedy, Agricultural Sub-Adviser does not remedy such violation within 30 calendar days of written notice by AFA of such violation.

(c)                                  Termination by Agricultural Sub-Adviser.  Agricultural Sub-Adviser may terminate this Agreement immediately on written notice to AFA without penalty:

(i)                                     if AFA, the Partnership or the Company commits a material violation of this Agreement and, if such violation shall be capable of remedy, AFA, the Partnership or the Company, as the case may be, does not remedy such violation within 30 calendar days of written notice by Agricultural Sub-Adviser of such violation; for the avoidance of doubt, the prompt payment of the fees and expenses to Agricultural Sub-Adviser in accordance with this Agreement shall constitute a material violation;

(ii)                                  if AFA (or one or more of its Affiliates) no longer is the advisor to the Partnership; or

(iii)                               if AFA, the Partnership or the Company reallocates all or substantially all of the Partnership’s or the Company’s assets under management from Agricultural Sub-Adviser to another third party investment advisor.

(d)                                 Compensation Following Termination.  From and after the effective date of termination of this Agreement, (i) AFA shall reimburse Agricultural Sub-Adviser for all expenses incurred through the date of termination and (ii) Agricultural Sub-Adviser shall not be entitled to compensation for further services hereunder except as set forth in Exhibit C.

(e)                                  Continued Provision of Services.  After termination of this Agreement for any reason, Agricultural Sub-Adviser shall, on written request by AFA, continue to furnish the services to AFA on the same terms for up to an additional 90 calendar days from the date of termination (in which event Agricultural Sub-Adviser shall be compensated as provided in this Agreement) and shall assist with the transfer of the Services to a new sub-adviser or to AFA (or one or more of its Affiliates).  In such circumstances, (i) Agricultural Sub-Adviser shall cooperate with the reasonable requests of AFA in order facilitate the transition of the Services and (ii) Agricultural Sub-Adviser shall be compensated for such Services notwithstanding the provisions of Section 22(d) above.

(f)                                   Remedies.  The right to terminate this Agreement as provided herein is not exclusive of any rights or remedies that AFA or Agricultural Sub-Adviser may otherwise have at law or in equity, whether for indemnification or otherwise.

23.                               Non-Solicitation.  During the period commencing on the date on which this Agreement is entered into and ending one year following the termination or expiration of this Agreement, no party to this Agreement shall, without the other party’s prior written consent, directly or indirectly, solicit or encourage any person who is known to perform services relating to the Partnership’s business to leave the employment or other service of such employing party; provided that the foregoing shall not prohibit (a) general solicitations or advertisements of employment (or hiring as a result thereof) not specifically directed at such persons, (b) hiring any person who contacts the hiring party on their own initiative without any solicitation from the hiring or on its behalf or (c) soliciting individuals who are no longer employed by such employing party at that time.

24.                               Disputes; Governing Law; Jurisdiction.

(a)                                 Disputes.  Should any dispute between the parties arise relating to this Agreement (including any dispute related to the existence, validity, interpretation, performance, breach or termination thereof) (a “Dispute”), the claimant party shall provide a written notice of the Dispute (a “Notice of Dispute”) to the other party, which shall contain a reasonably detailed statement of the nature of the Dispute and the relief requested.  Within thirty (30) days of the delivery of the Notice of Dispute, senior executives of each party, each with the authority necessary to settle the Dispute, shall meet at a place agreed by them to attempt, in good faith, to settle the Dispute. Such negotiations shall be without prejudice, for settlement purposes only and shall not be referred to by either party in any judicial or arbitration proceedings.  The terms of any agreed upon settlement (whether of the whole or any part of the issues the subject of the Dispute) shall be recorded in writing and signed by both parties.  If the negotiations do not result in a written settlement by the end of the thirty (30) day period from the receipt of the Notice of Dispute, the parties shall not be precluded from initiating litigation relating to the Dispute.

(b)                                 Governing Law; Jurisdiction.  All Disputes shall be governed by and construed in accordance with the laws of the State of Delaware.  The parties hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the District of Delaware.  If jurisdiction is not present in federal court, then the parties hereby agree and consent to the exclusive jurisdiction of the state courts of New Castle County, Delaware.  Each party hereby irrevocably waives, and agrees not to assert, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.  Each of the parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such Dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 24 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

25.                               Miscellaneous.

(a)                                 Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed or telexed, or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed or telexed, or if mailed, five (5) calendar days after the date of mailing to the following addresses:

To Agricultural Sub-Adviser:

Prudential Mortgage Capital Company, LLC

3560 Lenox Road

Suite 1400

Atlanta, Georgia 30326

Attention: Jess Jarratt

Prudential Mortgage Capital Company, LLC

801 Warrenville Road

Suite 150

Lisle, Illinois 60532

Attention: Christopher Jay

Copies to (which shall not constitute notice):

Prudential Mortgage Capital Company, LLC

100 Mulberry Street

Four Gateway Center - 8th Floor

Newark, New Jersey 07102

Attention: General Counsel

and

Prudential Mortgage Capital Company, LLC

2100 Ross Avenue, Suite 2500

Dallas, Texas 75201

Attention: Law Department

To the Company and AFA:

10 East 53rd Street

29th Floor

New York, NY 10022

Copies to (which shall not constitute notice):

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attention: Gilbert G. Menna

Either party hereto may from time to time by notice in writing served upon the other as aforesaid designate a different mailing address or a different or additional person to which all such notices or demands thereafter are to be addressed.

(b)                                 Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived only by a written instrument signed by AFA and Agricultural Sub-Adviser or in the case of a waiver the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(c)                                  Cumulative Remedies.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity. The rights and remedies of any party arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

(d)                                 Binding Effect.  This Agreement and the rights, covenants, conditions and obligations of the respective parties hereto and any instrument or agreement executed pursuant hereto shall be binding upon the parties and be binding upon the successors, assignees and legal representatives of the respective parties hereto.  Any Person that is not a signatory to this Agreement but is nevertheless conferred any rights or benefits hereunder (e.g., Persons who are entitled to indemnification hereunder) shall be entitled to such rights and benefits as if such Person were a signatory hereto, and the rights and benefits of such Person hereunder shall not be impaired without such Person’s written consent.

(e)                                  Further Assurance.  Each of the parties hereto shall execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof.

(f)                                   Publicity.  No publicity release or announcement, or other public communication concerning AFA, the Company, the Partnership, their respective Affiliates, this Agreement or the transactions contemplated herein shall be issued by Agricultural Sub-Adviser, including without limitation in connection with promotional schemes or advertisements, without the prior written consent of AFA provided; however, such restrictions shall not apply to any disclosure required by regulatory authorities, applicable law or the rules of any securities exchange which may be applicable.  No publicity release or announcement, or other public communication concerning Agricultural Sub-Adviser or its Affiliates, this Agreement or the transactions contemplated herein shall be issued by AFA, including without limitation in connection with promotional schemes or advertisements, without the prior written consent of Agricultural Sub-Adviser provided; however, such restrictions shall not apply to any disclosure required by regulatory authorities, applicable law or the rules of any securities exchange which may be applicable.

(g)                                  Incorporation of Amendments to Applicable Law.  Any references to a law or to any regulations or administrative pronouncements thereunder shall be deemed to include a reference to any amendments thereof and any successor provisions thereto.

(h)                                 Assignment.  Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of AFA or Agricultural Sub-Adviser as appropriate, provided, however, that subject to Section 12(b) services to be performed hereunder may be performed by Affiliates of Agricultural Sub-Adviser or the employees of such Affiliates and AFA may assign its rights and obligations under this Agreement to one or more of its Affiliates with the prior written consent of the Agricultural Sub-Adviser which may not be unreasonably withheld.

(i)                                     Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument

(j)                                    Section Headings.  The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

(k)                                 Survival.  The provisions of Sections 5 and 19 (solely with respect to any items accrued prior to termination of this Agreement) and Sections 8, 9, 10 (solely for the period set forth therein), 18, 22(d), 22(e), 23 (solely for the period set forth therein), 24 and 25 hereof shall survive the termination of the Agreement.

(l)                                     Severability.  Should one or more provisions of this Agreement be held by any court to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force.

(m)                             Independent Contractor.  In the performance of this Agreement, Agricultural Sub-Adviser and its employees and agents shall, for all purposes herein, be deemed to be acting as independent contractors and not as officers, or employees of AFA.

(n)                                 Not a Partnership or Joint Venture.  Agricultural Sub-Adviser, on the one hand, and AFA, the Partnership and the Company, on the other hand, are not partners or joint venturers with each other, and nothing herein shall be construed so as to make them such partners or joint venturers or impose any liability as such on either of them.

(o)                                 No Fiduciary Relationship.  The parties agree that Agricultural Sub-Adviser is not a fiduciary to AFA, the Partnership or its partners, or the Company or its stockholders by virtue of this Agreement or by Agricultural Sub-Adviser providing Services pursuant hereto since, among other reasons, Agricultural Sub-Adviser has no decision-making authority with respect to whether the Partnership acquires or sells investments.  The foregoing language shall not alter or diminish Agricultural Sub-Adviser’s contractual obligation to use commercially reasonable efforts to provide the Services hereunder.

(p)                                 Entire Agreement.  This Agreement (including Schedules attached hereto and incorporated herein by reference) embodies the entire understanding of the parties, supersedes any prior agreements or understandings with respect to the subject matter hereof, and cannot be altered, amended, supplemented, or abridged, or any provisions waived except by written consent of the parties.

(q)                                 Non-Exclusive Activities.  AFA acknowledges that Agricultural Sub-Adviser may earn fees and provide investment advisory and asset management services to a variety of corporate, government, quasi-government and other clients, including with its affiliated insurance companies.  This Agreement shall not limit or restrict the right of any director, officer, member, partner, employee, or stockholder of Agricultural Sub-Adviser or its Affiliates from engaging in or earning fees from any other business or to render services of any kind to any other Person and earn fees for rendering such services.  AFA acknowledges and agrees that advice given or recommendations made by Agricultural Sub-Adviser with respect to investments for the Partnership may differ from that given or made by Agricultural Sub-Adviser with respect to its other clients, or by Agricultural Sub-Adviser with respect to its Affiliates, even though the investment objectives of such parties may be the same or similar.  If one of the investments constitutes a co-investment, it is understood that Agricultural Sub-Adviser may also be earning fees and rendering services similar to those services being rendered under this Agreement to those clients co-investing with the Partnership in the investment.

(r)                                    Effective Date.  This Agreement shall be effective as of the IPO Date.

(s)                                   Material Non-Public Information.  The Agricultural Sub-Adviser expects to come into possession of material non-public information related to the Partnership and the Company (“MNPI”) in connection with providing the Services.  The Agricultural Sub-Adviser agrees to adhere to the Agricultural Sub-Adviser’s policies and procedures regarding MNPI.  If requested by AFA, the Agricultural Sub-Adviser agrees to furnish AFA with written copies of its policies and procedures regarding MNPI.  The Agricultural Sub-Adviser acknowledges its awareness that the United States securities laws restrict any person who has MNPI about a company from purchasing or selling any securities of such company while in possession of such information.

26.                               Miscellaneous.

Definitions.  The terms used in this Agreement and not defined have the meanings set forth below:

“Acquisition Contract (s)” means any contract or contracts for the acquisition of property to be acquired pursuant to the provisions of this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Owning Subsidiary” or “Asset Owning Subsidiaries” means any Subsidiary or Subsidiaries of the Partnership contracting for the acquisition of a property or owning any property as permitted under the provisions of the Agreement, provided however, in the instances where the Partnership is the record title holder to any acquired property, such term shall mean the Partnership.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day of which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Person” means a natural person, corporation, partnership (whether general or limited), limited liability company, trust, estate, unincorporated organization, association, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Subsidiary” or “Subsidiaries” means with respect to any Person(s), and corporation(s), partnership(s), limited liability company or companies or other entity or entities of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person(s).

27.                               Guarantee.  The Company and the Partnership will in all respects guarantee the due and proper performance of the obligations of AFA under this Agreement, which guarantee shall extend to include any renewal of or amendment to this Agreement. If AFA fails to perform all or any of its obligations, duties, undertakings and covenants (collectively, the “Guaranteed

Obligations”) under this Agreement (unless relieved from the performance of any part of this Agreement by statute, by the decision of a court or tribunal of competent jurisdiction or by waiver of Agricultural Sub-Adviser), upon written notice from Agricultural Sub-Adviser, the Company and the Partnership shall perform or cause to be performed such Guaranteed Obligations. This guarantee is a guarantee of performance and payment. The termination of this Agreement shall constitute a termination of this guarantee. This guarantee will be applicable to and binding upon the successors and assigns of the Company and the Partnership.

Executed as of June 18, 2015.

[Signatures on next page.]

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IN WITNESS WHEREOF, the parties have caused this Sub-Advisory Agreement to be executed and to be effective as of the date first written above.

American Farmland Advisor LLC (“AFA”)

/s/ Thomas S. T. Gimbel
Name: Thomas S.T. Gimbel
Title: Executive Managing Director
Date: 6/19/15

Prudential Mortgage Capital Company, LLC (“Agricultural Sub-Adviser”)

/s/ Jess Jarratt
Name: Jess Jarratt
Title: Managing Director
Date: 6/23/15

American Farmland Company (“Company”), solely for the purposes of the Sections set forth in the opening paragraph of this Agreement

/s/ Thomas S. T. Gimbel
Name: Thomas S. T. Gimbel
Title: Vice President and Director
Date: 6/19/15

American Farmland Company, L.P. (“Partnership”), solely for the purposes of the Sections set forth in the opening paragraph of this Agreement

/s/ Thomas S. T. Gimbel
Name: Thomas S. T. Gimbel
Title: Vice President of Co-General Partner
Date:6/19/15

Exhibit A

Investment Guidelines

The Company and the Partnership have provided the Agricultural Sub-Adviser with the following investment guidelines governing its services under this Agreement (as in effect from time to time, the “Investment Guidelines”).

1.  The Partnership desires to acquire properties diversified by crop type within the below Tactical Ranges:

Tactical
Property Type	Range
Commodity Row Crops	10 - 30%
Vegetable Row Crops	15 - 35%
Mature Permanent Crops	35 - 55%
Permanent Crop Development	10 - 30%

Allocations are generally expected to remain within the ranges specified to maintain diversification of the portfolio. Permanent Crop Development properties may not generate lease income for a number of years.  Due to this consideration, the Tactical Range for Permanent Crop Development properties may be more variable. Furthermore, acquisition opportunities may arise which, due to relatively larger size or particular characteristics, deemed suitable by management will take property type weightings outside of the Tactical Ranges shown above.

2.  The Partnership generally desires to acquire properties wherein the fair market value of any one property (as measured at the time of making such investment) would represent less than 35% of the Partnership’s Gross Asset Value (as measured at the time of making such investment and including such new investment).  In the event that two or more assets or properties are acquired simultaneously as a portfolio purchase or otherwise (including, without limitation, the acquisition of an entity, whether by merger, consolidation, stock purchase or otherwise, that holds two or more assets or properties), the foregoing restriction shall apply separately to each asset or property so acquired. Furthermore, acquisition opportunities may arise which, due to relatively larger size or particular characteristics (such as planted with a variety of crop types), deemed suitable by management will take property type weightings outside the above-stated percentage allocation.

3.  The Partnership desires to acquire properties so as to maintain geographic diversification across the broad USDA regions, and within each USDA region, across varied microclimatic regions, to the extent applicable. The USDA breaks the country into 10 broad regions. Each region consists of multiple states, and many are large enough to include a number of microclimatic regions suitable for multiple crop types.  AFC seeks farms only in the prime growing and weather regions. Further, certain regions lend themselves to certain crop types. As an example, the majority of commodity row crops are grown in the Midwest, Plains and Delta regions whereas the majority of permanent crops and specialty/vegetable row crops are grown in the Pacific, Southeast and parts of the Mountain regions.

4.  The Partnership generally desires to acquire properties so as to limit investments in real property located outside the United States to 20% of its Gross Asset Value as measured at the time of such investment.

5.  The Partnership does not desire to acquire properties or investments in livestock farms or dairy farms, excluding investments that are incidental to an acquisition of one or more other assets.

Annually, the Board of the Company will review the Investment Guidelines, and, subject to approval of the Board, the Company and Partnership will implement any changes that Board believes necessary or appropriate.  The Partnership may make temporary deviations from the Investment Guidelines without the need for Board consent if the Company determines it to be in the best interest of the Partnership.

As it relates to this Agreement, temporary modifications to the Investment Guidelines may be presented from time to time by AFA in writing to Agricultural Sub-Adviser that will be reflective of AFA, the Partnership and the Company’s focus at such time.

Exhibit B

Form of authorization to direct Agricultural Sub-Adviser to proceed to closing

[Date]

Prudential Mortgage Capital Company, LLC

801 Warrenville Road, Suite 150

Lisle, Illinois 60532

Attention:  Christopher Jay

RECOMMENDATION

It is recommended that XYZ Farm (AFA XX), presented by Prudential Mortgage Capital Company, LLC (“Sub-adviser”), be acquired by American Farmland Company,  L.P. (“AFC”), or an entity as directed by AFC, according to the terms as outlined in this Proposal, and subject to final due diligence and legal documentation.

Recommended:

Date:

Authorized:

AFC Acquisition Committee
Date:

Exhibit C

Fees Payable to Agricultural Sub-Adviser

By the Partnership

a)                                     Acquisition Fees

Two percent (2%) acquisition fee based on the gross purchase price found in the purchase and sale agreement or closing statement in respect of each property acquired by the Partnership or its subsidiary and two percent (2%) of the appraised market value of each property contributed to the Partnership or its subsidiary.

b)                                     Disposition Fees

One percent (1%) disposition fee based on the gross sales price found in the purchase and sale agreement or closing statement in respect of each property sold by the Partnership or its subsidiary if CAPS is not the broker or if no broker is used, and zero (0%), meaning no disposition fee payable,  if CAPS is the selling broker.

By AFA

a)                                     Quarterly Management Fee

100 basis points per annum payable in arrears based on the Gross Asset Value (defined below) of the Partnership as of each calendar quarter end. If properties are purchased or sold throughout the quarter other than on the first day of a calendar quarter, the additional acquisition or disposition, as the case may be, will be pro-rated to the day for the relevant time period for purposes of calculating the Management Fee due to Agricultural Sub-Adviser.  The Management Fee shall be paid to Agricultural Sub-Adviser within 45 days of each calendar quarter end.

“Gross Asset Value” means the most recent appraised value of the property, or in the absence of an appraisal, the cost of the real estate assets held, including capital expenditures or a mutually agreed upon value.  For avoidance of doubt, Gross Asset Value includes, inter alia, land, land improvements, buildings, permanent crops/vines/trees, and furniture, fixtures and equipment, is not decreased by any debt obligations of the Partnership and excludes cash and cash equivalents owned by the Partnership.

b)                                     IPO Capital Compensation

If the outcome of the “Capital Raised” in the IPO, as defined below, is less in total than $90 million gross of expenses, “Make-whole Payments” are due to the Agricultural Sub-Adviser calculated as follows:

(1)  [$90 million * 2%] less [Capital Raised * 2%] times [Purchase Prices of Acquisitions, net of indebtedness /Capital Raised].  Amounts are payable when acquisitions are made and continue until all Capital Raised is used for Acquisitions, plus (2) [$90 million * 1%] less [Capital Raised

* 1%] times [Purchase Prices of Acquisitions, net of indebtedness/Capital Raised].  The amounts due under this Section (b)(2) are payable annually until such date they are no longer due as per the applicable definitions.

“Capital Raised” is defined as capital contributions made to the Partnership received either in cash or the fair market value of any properties contributed, net of indebtedness, during the period of time commencing October 31, 2014 and ending 6 months after the IPO Date.

c)                                      Legacy Performance Fees

All performance fees due under the Original Agreement (“Legacy Performance Fees”) shall be considered earned and payable to the Agricultural Sub-Adviser in equal amounts in each year of the initial term of the Agreement over the next four years.  Payments will be made within the last 10 business days of each calendar year starting in 2015.  Upon termination of the Agreement by either party, for cause or otherwise, any unpaid Legacy Performance Fees are due within 30 days of termination of the Agreement.  Interest shall accrue at the simple rate of interest of 5% on unpaid balances beginning at the commencement of this Agreement.

Agricultural Sub-Adviser will provide Partnership a written statement that documents the calculation of the Legacy Performance.  Such statement will be delivered 30 days following the IPO Date.

d)                                     Termination Fees

In all instances where the Agreement is terminated, except if the Agricultural Sub-Adviser is terminated for cause, AFA shall pay the Agricultural Sub-Adviser:

i)                                         a termination fee based on the present value of the Agricultural Sub-Adviser’s Quarterly Management Fees (as set forth in Section (a) above) from the termination date of the Agreement to the end of the term of the Agreement, including any extensions to the Agreement.  Future cash flows will be based on the Gross Asset Values at the date of termination and calculated on a prorated, daily basis.  The Discount Rate to be used to calculate the termination fee is 5%.

ii)                                      fees as set forth in Section (a) above on any transactions that the Partnership closes after the termination date that were sourced by the Agricultural Sub-Adviser.  Such fees will be paid upon the closing of those transactions.

For the avoidance of doubt, should the Agricultural Sub-Adviser terminate without cause, the Agricultural Sub-Adviser will not be entitled to such termination fee.

If the parties are unable to agree on the Agricultural Sub-Adviser’s Quarterly Management Fees which are based on the Gross Asset Value, the parties will within thirty (30) days engage an independent, third party appraisal firm to calculate such amounts within sixty (60) days from its engagement, and the costs of such appraisal firm shall be paid by AFA.  The determination of the third party independent appraisal firm will be binding on the parties.  Agricultural Sub-Adviser shall forthwith upon such termination but in no event later than ten (10) calendar days following such termination:

(i)                                     pay over to the Partnership all money collected and held for the account of the Partnership pursuant to this Agreement;

(ii)                                  deliver to AFA a full accounting, including a statement showing all payments collected by it and a statement of all money held by it. covering the period following the date of the last accounting furnished to the Partnership; and

(iii)                               deliver to AFA all property and documents of the Company and the Partnership then in the custody of Agricultural Sub-Adviser.

Exhibit D

Key Personnel

Jess Jarratt

Matt Ciaschini

Christopher Jay

Ed Lassiter

Jon Mark Erstine

Steve Fessler

Exhibit E

Allocation Procedure

PRUDENTIAL AGRICULTURAL INVESTMENTS

INVESTMENT ALLOCATION POLICY

As of June 23, 2015

I. Objectives

This Investment Allocation Policy (this “Policy”) of Prudential Agricultural Investments (“PAI”) is established to:

A.            Assure multiple entities of fair and reasonable access to agricultural real property investments sourced by PAI (“Investments”); and

B.            Provide a clear process for allocating Investments that meet the investment criteria of multiple investment accounts and funds managed by PAI.

II. Eligible Accounts

PAI operates an agricultural real estate advisory business involving multiple accounts (each, an “Account”) for which it manages Investments.  A list of each Account that participates in this Policy (each, an “Eligible Account”) shall be maintained by PAI.  Accounts may be become Eligible Accounts or removed as Eligible Accounts by PAI’s Allocation Committee (the “Committee”), which is comprised of the President of PAI; Chief Investment Officer of PAI Equity, a division of PAI (“CIO”); and Chief Financial Officer of PAI.  It is expected that participation in the allocation of Investments pursuant to this Policy will be limited to Accounts that have entered into written agreements granting PAI discretion to invest the Account’s funds or instructing PAI to generate investment opportunities for the Account’s review and potential acceptance. Accounts that do not meet this criteria will only be offered investment opportunities that have not been placed with an Eligible Account in accordance with the terms of this Policy.

III. Allocation Process

Investments shall be allocated in the following manner:

A. Investment Guidelines / Investment Appetite

The CIO and each Eligible Account have established an investment strategy and investment guidelines for that Eligible Account (the “Investment Guidelines”). The CIO, along with representatives of an Eligible Account, will typically establish an Eligible Account’s investment appetite for each calendar year at the beginning of such year, taking into consideration funds anticipated to be available to such Eligible Account, as well as the Eligible Account’s investment needs. Depending on a variety of conditions, the CIO, along with representatives of an Eligible Account, may need to update such Eligible Account’s Investment Guidelines and/or its investment appetite from time to time during the course of a year.  If an Eligible Account has no investment appetite, it will not be included in a Queue (defined below).

B. Queues

PAI has established the following allocation queues (each, a “Queue”):  a Row Crop Queue; a Permanent Mature Crop Queue; and a Permanent Development Crop Queue.  PAI has the right to amend or change the Queues.  Each Queue is defined as follows:

•                  Row Crop Queue:  Annual row crops are mostly planted and harvested in one calendar year.  This Queue includes commodity row crops including, but not limited to:  wheat, corn, soybeans, rice, and cotton.  This Queue also includes vegetable/specialty row crops including, but not limited to:  potatoes, strawberries, lettuce, peppers, and cabbage.  Alfalfa, artichokes, and sugar cane would be included in the Row Crop Queue as well.

•                  Permanent Mature Crop Queue:  Permanent crops are long lived trees or vines that produce crops on an annual basis.  This Queue includes mature property that is already producing commodities in commercial quantities.  Crops include, but are not limited to:  almonds, pistachios, walnuts, pecans, citrus, avocados, apples, cherries, pears, stone fruit, blueberries, and raspberries.

•                  Permanent Development Crop Queue:  Permanent crops are long lived trees or vines that produce crops on an annual basis.  This Queue includes development land that is intended to be planted to new trees/vines or planted land that is not yet producing in commercial quantities.  Crops include, but are not limited to:  almonds, pistachios, walnuts, pecans, citrus, avocados, apples, cherries, pears, stone fruit, blueberries, and raspberries.

Mixed use properties will be placed in the Queue that represents the largest portion of value.  For example, a property has both row crops and permanent mature crops, with 60% of the value of the property being row crops, would be placed in the Row Crop Queue.

The CIO, based on up-to-date Investment Guidelines of participants, shall identify one or more Queues within which each Eligible Account will seek an allocation of Investments.

C.  Allocations

1.              The allocation of Investments takes place when an Investment has been sourced by PAI’s Senior Asset Managers (“SAMs”) who have provided the CIO with a written Initial Property Review.  In order to complete an Initial Property Review, the SAMs or member of their staff will need to have done the following:

a)             Visited the property;

b)             Spoken to the seller about the price and started soft negotiations; and

c)              Gather enough information in order to complete the Initial Property Review; this will include without limitation, transaction size, location, commodity type, return ranges, water and soil quality, and any additional deal constraints, if any.

2.              The allocation of Investments would generally be determined through a rotational process, with the applicable Investment generally being first offered to the Eligible Account that is in the highest position in the relevant Queue relative to the other Eligible Accounts in that Queue (i.e., to the Eligible Account in such Queue for which the longest period of time has passed since it received an allocation from that Queue) (the “First Account”).  As noted hereafter in Section IV(B), a new entrant to a Queue is initially placed last in such Queue.

3.              As Investments are allocated, Eligible Accounts that receive an allocation will be moved to the end of the relevant Queue, thereby enhancing the relative position of Eligible Accounts that have not received such allocation.

4.              Subject to Section IV below, Investments will be allocated as follows:

a)             Each decision to allocate an Investment to an Eligible Account shall be approved by at least two members of the Committee.

b)             When an Investment is ready to be allocated, the CIO will evaluate whether the Investment meets the Investment Guidelines of the First Account.  If the Committee determines that the Investment meets the Investment Guidelines of the First Account, the Investment will be allocated to the First Account.  If the First Account is a non-discretionary account, the allocation will be previewed by the CIO or his or her designee with such First Account to gauge its interest in receiving the allocation.  If such First Account notifies PAI within three business days (as may reasonably be extended by PAI) following the preview that it does not wish to receive the allocation, such First Account will maintain its position in the relevant Queue.  If such First Account accepts the allocation or does not reject the allocation within the three prescribed business days referred to above (as may reasonably be extended by PAI), such First Account would then move to the end of the relevant Queue.

c)              If the Committee determines the Investment does not meet the Investment Guidelines of the First Account (or the allocation is rejected by the First Account), the CIO will evaluate whether the Investment meets the Investment Guidelines of the Eligible Account that is in the next highest position in the Queue.  If the Committee determines that the Investment meets the Investment Guidelines of the next Eligible Account, the Investment will be allocated to that Eligible Account, which will then move to the end of the relevant Queue. This process would continue along the Queue, until the Committee allocates the Investment to an Eligible Account.  Notwithstanding the foregoing, if an Eligible Account is a non-discretionary account, the procedures set forth in (b) above will be followed to preview the allocation with such Eligible Account and if such Eligible Account timely rejects such allocation, it will maintain its position in the relevant Queue.

d)             If an Eligible Account is allocated an Investment and such Eligible Account turns it down (other than for reasons stated in Section IV.A.4), such Eligible Account shall still be deemed to have received an allocation for purposes of adjusting its position in the relevant Queue and the Investment would then be allocated to the next Eligible Account in the relevant Queue; provided, however, the foregoing shall not apply to where an Eligible Account is a non-discretionary account and such Eligible Account timely rejects such allocation as described in (b) above, where it will maintain its position in the relevant Queue

e)              If an Investment is presented for allocation and no Eligible Account in the relevant Queue has Investment Guidelines that meet the Investment or if no Eligible Account accepts the Investment, the Investment may be made available, in the sole discretion of PAI, to an Account that is not an Eligible Account or to an Eligible Account that is not in the relevant Queue.

IV. Other Considerations

A. Special Cases / Exceptions:

1.              Broken Deals:  If an allocation is made to and accepted by an Eligible Account, and the Investment fails to close for any reason (a “Broken Deal”), the Eligible Account shall still be deemed to have received an allocation for purposes of adjusting its position in the relevant Queue.

2.              Reprised Deals:  If an Investment previously considered a Broken Deal resumes, the Investment shall remain with the original Eligible Account regardless of that Eligible Account’s position in the relevant Queue provided 180 days or less have passed since the date the Investment became a Broken Deal.  If more than 180 days have passed since the Investment became a Broken Deal, the resumed Investment will be allocated in accordance with this Policy for new Investments.

3.              Other Exceptions:  Notwithstanding any other provision of this Policy, PAI shall strive to avoid allocations that could create actual or potential conflicts of interest, and shall take such steps, including without limitation the allocation of Investments in contravention of the other terms of this Policy, as it deems necessary and appropriate to avoid or mitigate such situations.  Examples of such situations may include, without limitation, the following types of Investments:

a)             If an Investment is of a similar property type and within close proximity of an existing Account’s owned property, the Investment is allocated to that Account regardless of that Account’s position in the relevant Queue or whether the Account is an Eligible Account.

b)             Investments that are tied by agreement to an Account’s existing property through contract (e.g. an option to purchase land) will be allocated to that Account regardless of that Account’s position in the relevant Queue or whether the Account is an Eligible Account.

c)              Such other Investments for which such treatment may be deemed necessary and appropriate by the Committee.

4.              Reallocations:  Once an Investment has been allocated to an Eligible Account (and, where necessary, approved by the Eligible Account), the allocation may be changed by PAI to another Eligible Account if:  (1) the Investment is determined to be prohibited by law (including, without limitation, under ERISA), (2) the Investment is determined to raise issues with the income or asset tests of the real estate investment trust (“REIT”) rules promulgated under the Internal Revenue Code for an Account that is a REIT (or a partnership with one or more REIT partners), (3) due diligence results indicate that the Investment in fact fails to meet the Eligible Account’s Investment Guidelines, or (4) appropriate documentation of the Investment cannot be made as required for the Eligible Account (e.g., because the transaction counterparty is unwilling to make appropriate ERISA representations).  In such an event, the Eligible Account that had received the original allocation and will no longer make the Investment will be restored to the same position it occupied in the Queue before the allocation and the Eligible Account to which the Investment has been allocated will move to the end of the relevant Queue.

B.  New Accounts:  Any Accounts that become Eligible Accounts under this Policy shall be placed initially in the last position in the relevant Queue(s).  Any Eligible Account that is added to a Queue, either by having revised Investment Guidelines or change in investment appetite shall be placed initially in the last position in the relevant Queue(s).

V. Documentation / Review

PAI shall establish procedures to create and maintain documentation evidencing the allocations that are made under this Policy, and to establish a process by which allocations shall be regularly reviewed by PAI in an effort to assess the effectiveness of this Policy in providing a fair and reasonable allocation of available Investments for all Eligible Accounts.

VI. Interpretation / Amendment

PAI shall retain full authority to interpret and implement this Policy, in its sole discretion. This Policy only applies to agricultural real property investments sourced by PAI and does not apply to (a) investments in real property sectors other than agriculture, (b) investments that are not in real property (e.g., debt or securities investments) or (c) investments not sourced by PAI.  PAI shall have the right to amend this Policy in its sole discretion, and shall provide notice and a copy of such amendment to all Eligible Accounts no later than five business days prior to the effective date of any such amendment.

VII. Limitations / Policy Changes

Nothing contained herein shall serve to create a legal claim by any Account or PAI client to receive an allocation of a specific Investment, nor shall it prevent PAI from entering into new agreements with new Accounts, nor shall it prevent PAI from entering into any other agreement with any party for any purpose.

Exhibit F

Client Sourced Transaction Procedure

AFA, the Partnership and the Company, together with Agricultural Sub-Advisor, the “Parties”  are all party to the Allocation Procedure. Set forth below are circumstances whereby AFA, the Partnership or the Company, may surface an acquisition opportunity that would by-pass the Allocation Procedure and be allocated directly to AFA for the benefit of the Partnership.  Notwithstanding the foregoing, in order to be fair to all Parties, Agricultural Sub-Adviser shall have the sole authority to implement the Allocation Procedure and shall have authority to reasonably interpret the procedures set forth below.

1.              Acquisition opportunities that no client of Agricultural Sub-Adviser (other than the Partnership or the Company) could invest in as a result of a unique transaction structure required by the seller. For example, where the consideration to be paid for the property is stock of the Company or interests in the Partnership.

2.              Acquisition opportunities that are sourced through proprietary relationships of AFA, the Partnership or the Company.  Proprietary relationships will be reviewed by the Parties from time-to-time to determine whether the relationship is still proprietary.

3.              Acquisition opportunities that are sourced through reverse inquiry, where Agricultural Sub-Adviser (a) is not aware of the transaction and (b) would not have otherwise become aware of the opportunity.  This may include a broker sourced transaction, if Agricultural Sub-Adviser, in its sole discretion, concludes that the proposed transaction would not have come to its attention otherwise.

4.              Acquisition opportunities that are sourced by AFA, the Partnership or the Company in a geographic region or area where Agricultural Sub-Adviser is not actively sourcing acquisitions and from a source that Agricultural Sub-Adviser would not have otherwise seen.

The Parties agree to review this Client Sourced Transaction Procedure periodically, but not less often than every six months.

To the extent an acquisition opportunity is sourced by AFA, the Partnership or the Company and does not fit within one of the specified categories described above, such acquisition opportunity will be reviewed by Agricultural Sub-Adviser and, if approved by Agricultural Sub-Adviser, become part of the Allocation Procedure (and therefore may be allocated to a client other than AFA for the benefit of the Partnership).